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FOR IMMEDIATE RELEASE

CONTACT: Christoph Bruening or Jessica Libroia
         (212) 672-9190


              CALLISTO PHARMACEUTICALS (FORMERLY WEBTRONICS, INC.)
                 ANNOUNCES CHANGE OF DOMICILE AND SYMBOL CHANGE


         New York, New York - May 28, 2003 - Callisto Pharmaceuticals, Inc. (OTCBB: CLSP) announced that on May 20, 2003, it completed its planned change of corporate domicile from Florida to Delaware and change of corporate name from "Webtronics, Inc." to "Callisto Pharmaceuticals, Inc." Effective May 21, 2003, the symbol for the Company's common stock was changed from WBTN to CLSP.

         Callisto is a biopharmaceutical company focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease. Callisto's lead drug candidate, Atiprimod, is a small-molecule, orally available drug with antiproliferative and antiangiogenic activity. Atiprimod successfully completed Phase I clinical trials in rheumatoid arthritis patients and Callisto plans to enter Atiprimod in a safety and proof-of-principle clinical trial in multiple myeloma patients. The drug is also being explored as an agent to treat osteolytic bone disease. In addition, Callisto has programs focused on the development of an analog of the human intestinal hormone, uroguanylin, to treat colon cancer, and drugs to protect against staphylococcal and streptococcal bioweapons, as a protection against the devastating effects of toxic shock syndrome. Callisto has two operating subsidiaries, Callisto Research Labs, LLC and Synergy Pharmaceuticals, Inc.

         Included in this release are "forward-looking: statements. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. Callisto actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors.